EXHIBIT 99.1

STEPAN REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

NORTHFIELD, Illinois, February 11, 2004 — Stepan Company (NYSE: SCL) today reported full year earnings and a loss for the fourth quarter ended December 31, 2003.

Net sales for the fourth quarter increased nine percent to $201,280,000 from $185,244,000. The favorable translation effect of foreign sales against the weaker dollar contributed $7,100,000 to the increase in net sales. Higher selling prices, due to higher raw material costs also contributed significantly to the increase in net sales. Sales volume rose one percent. The quarter resulted in a net loss of $3,435,000, or $0.41 loss per diluted share, compared to net income of $2,427,000, or $0.25 per diluted share in the prior year. The fourth quarter loss was caused by a weaker sales mix, lower margins and the following pre-tax expense and charges:

•	Deferred compensation expense of $1.9 million, as a result of appreciation in Stepan Company stock and mutual funds held for the deferred compensation plan,

•	A non-cash asset impairment charge of $1.4 million for assets that were idled and impaired at the Company’s Millsdale (Joliet, Illinois) plant site, which represents a very small portion of the plant’s production capacity, and

•	Employee severance charges of $0.9 million from a five percent U.S. workforce reduction implemented through downsizing and attrition.

Full year sales rose five percent to $784,855,000, up from $748,539,000 last year. Sales volume declined one percent. The effects of foreign currency translation contributed $21,473,000 to the increase in net sales. Higher selling prices due to higher raw material costs accounted for the balance of the increase in net sales. Net earnings for the full year 2003 declined 76 percent to $4,911,000, or $0.45 per diluted share, compared to $20,129,000, or $2.05 per diluted share in 2002. Lower North American surfactant volume, higher raw material, natural gas and pension costs combined with the fourth quarter charges led to the decline.

“A variety of significant factors combined to make 2003 one of the most challenging and difficult years that the Company has experienced,” said F. Quinn Stepan, Chairman and CEO.

“Efforts to replace surfactant volume losses at two customers who expanded their internal production facilities have progressed slower than anticipated. Consequently, we took further aggressive actions to reduce costs, including a headcount reduction and a 2004 salary freeze.”

Surfactant earnings declined 44 percent and account for the majority of the decline in annual operating income. North American surfactant volume declined by five percent due to the switch to greater internal production by two customers, which built new manufacturing facilities, and weakness in our laundry and cleaning markets. Higher raw material and energy costs also contributed to the weaker earnings. European surfactant earnings declined due to quarterly lower margins in the UK and lower sales volume in Germany. Surfactants represented 79 percent of Company revenues.

Polymer earnings declined slightly. Polyurethane polyol volume increased by seven percent in the U.S. and 26 percent in Europe, but operating income declined due to higher raw material costs. Polyurethane systems recorded higher earnings on improved volume. Phthalic anhydride earnings improved modestly even though volume declined by five percent. Polymer revenues represented 18 percent of Company revenues.

Specialty products’ earnings declined 22 percent due to reduced pharmaceutical demand. Specialty products represented three percent of Company revenues.

Operating expenses in 2003 rose six percent compared with 2002. Marketing expense increased six percent due to higher reported European expenses due to the stronger Euro and British pound. Administrative expense included a $2.1 million pretax charge for environmental remediation costs at a formerly owned site as well as a Stepan owned facility. Deferred compensation non-cash expense was $2.0 million pretax compared to $0.2 million in 2002 due to fluctuation in the value of the assets held for the deferred compensation plans. Severance costs of $0.9 million pretax also contributed to the increase in administrative expense. Research and development costs declined by one percent due to ongoing cost containment efforts.

Interest expense increased nine percent due to a higher proportion of fixed rate debt as the Company secured more fixed rate debt in 2002 to lock in low long-term rates, although at a higher cost than current short-term rates. Joint venture income declined due to a shift to a less favorable product mix. Other income of $1.4 million primarily relates to foreign exchange gains in Europe on U.S. dollar denominated liabilities.

As a result of the fourth quarter loss the Company is not in compliance with certain covenants in its U.S. loan agreements and is in continuing discussions with its lenders to obtain an amendment or waiver to cure the noncompliance.

“We must execute on the opportunities that will put us back on a growth track”, said Mr. Stepan. “Focused efforts to grow our surfactant business in agricultural, emulsion polymerization and oilfield markets have been successful during 2003, although not large enough to overcome the volume declines in laundry and cleaning products. 2004 surfactant target opportunities include further growth in fabric softeners and personal care specialties including new products for soap bars. We have and will cut costs, but that can not and will not be a substitute for growing our business in the markets and regions that we have targeted for growth.”

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. Eastern Time on February 11, 2004. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Twelve Months Ended December 31, 2003 and 2002

(Unaudited – 000’s Omitted)

	Three Months Ended December 31				Twelve Months Ended December 31
	2003	2002	% Change		2003	2002	% Change
Net Sales	$201,280	$185,244	+	9	$784,855	$748,539	+	5
Cost of Sales	179,721	158,541	+	13	681,116	626,013	+	9

Gross Profit	21,559	26,703	-	19	103,739	122,526	-	15

Operating Expenses:
Marketing	7,946	7,616	+	4	29,660	27,920	+	6
Administrative	13,342	9,224	+	45	39,565	35,779	+	11
Research, Development and Technical Services	6,028	6,518	-	8	24,718	24,897	-	1

	27,316	23,358	+	17	93,943	88,596	+	6

Operating Income/(Loss)	(5,757)	3,345	-	—	9,796	33,930	-	71
Other Income (Expense):
Interest, Net	(1,808)	(2,040)	-	11	(8,061)	(7,388)	+	9
Income from equity in joint venture	374	1,133	-	67	2,170	3,577	-	39
Other, net	98	597	-	84	1,366	149	+	—

	(1,336)	(310)	+	—	(4,525)	(3,662)	+	24

Income Before Provision for Income Taxes	(7,093)	3,035	-	—	5,271	30,268	-	83
Provision for Income Taxes	(3,658)	608	-	—	360	10,139	-	96

Net Income/(Loss)	$(3,435)	$2,427	-	—	$4,911	$20,129	-	76

Net Income Per Common Share
Basic	$(0.41)	$0.25	-	—	$0.46	$2.18	-	79

Diluted	$(0.41)	$0.25	-	—	$0.45	$2.05	-	78

Shares used to compute Net Income Per Common Share:
Basic	8,904	8,879	+	—	8,889	8,861	+	—

Diluted	8,904	9,835	-	9	9,086	9,802	-	7

STEPAN COMPANY

Balance Sheets

December 31, 2003 and December 31, 2002

(Unaudited – 000’s Omitted)

	2003 December 31	2002 December 31
ASSETS
Current Assets	$204,460	$185,112
Property, Plant & Equipment, net	210,665	211,050
Other Assets	49,092	43,505

Total assets	$464,217	$439,667

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$132,939	$105,017
Deferred Income Taxes	14,570	20,065
Long-term Debt	92,004	104,304
Other Non-current Liabilities	62,637	51,452
Stockholders’ Equity	162,067	158,829

Total liabilities & Stockholders’ equity	$464,217	$439,667

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